10f-3 REPORT

SMITH BARNEY MUNI FUNDS
NATIONAL PORTFOLIO

April 1, 2003 through July 31,2003

		Trade							% of
Issuer	Date		Selling Dealer	Amount	Price	Issue (1)

California
State GO
5.000%
due 2/1/32	4/25/03	Merrill Lynch	$2,000,000	$97.754 2.44 A

Detroit City
School
District
5.000%
due 5/1/33	4/24/03	National Financial
 Services 		2,000,000 	101.892 0.61
Dallas
Fort Worth
International
Airport, 5.000%
due 11/1/32	 5/1/03	J.P. Morgan Chase	  3,000,000 97.588 0.34 B

Tobacco Settlement
Finding Corp.
5.250%
due 6/1/22	6/12/03	J.P. Morgan Chase  4,000,000 108.975 0.34 C

New Jersey
State Turnpike	6/27/03	Morgan Stanley	5,000,000 107.988 0.59 D
Authority
5.000%
due 1/1/19

New York Thruway	7/11/03	Morgan Stanley	2,000,000	105.150 0.57
5.000%
due 3/15/22

San Diego California
University		8/7/03	Bank of America	5,000,000	98.455 2.86 E
School District
G.O. Elections
5.00%
due 7/1/28

New York City Water 9/10/03	Goldman Sachs 3,000,000	97.812 1.38
5.00%
due 6/15/35

Golden State
Tobacco	  9/25/03	Bear Stearns  5,000,000	97.896 0.19
Asset Backed
5.00%
due 6/1/38

(1) Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.

A-Includes purchases of $10,000,000 by other affiliated mutual funds and discretionary accounts.
B-Includes purchases of $4,000,000 by other affiliated mutual funds and discretionary accounts.
C-Includes purchases of $2,000,000 by other affiliated mutual funds and discretionary accounts.
D-Includes purchases of $7,000,000 by other affiliated mutual funds and discretionary accounts.
E-Includes purchases of $5,000,000 by other affiliated mutual funds and discretionary accounts.